Exhibit 10.10

Executive Management Incentive Compensation Plan

City National Bank has an ongoing commitment to pay for performance, seeking to provide eligible colleagues who make meaningful contributions to the Bank’s success with opportunities to earn incentive pay.

Plan Definitions

Annual Base Salary: the semi-monthly salary paid to the Participant in the last pay period of the Plan Year just concluded, excluding any bonuses (including those that may be paid under this Plan); commissions; overtime; automobile allowances; medical and tax preparation reimbursements; or any similar non-salary items, multiplied by 24.

Award: a cash distribution to a Participant in accordance with the provisions of the Plan.

Bank: City National Bank.

Beneficiary or Designated Beneficiary: the person or persons designated to receive the amount, if any, payable under the Plan upon the death of a Participant.

Compensation Committee: the Compensation, Nominating & Governance Committee of the Board of Directors of the Bank.

Corporation: City National Corporation, a Delaware corporation.

Executive Committee: Executive Committee of the Bank.

Executive Management: the officers of the Bank who are appointed as members of the Executive Committee of the Bank by the Strategy and Planning Committee or Chief Executive Officer of the Bank.

Human Resources: the Bank’s Human Resources Division.

Line Division: a division of the Bank with profit and loss responsibilities.

Net Operating Income: the amount by which in an accounting period operating revenue exceeds operating expenses after income taxes.

Participant: a member of the Executive Committee of the Bank designated by the Plan Administrator who meets the eligibility criteria of this Plan.

Plan: this Executive Management Incentive Plan as it may be amended, administered or interpreted from time to time.

Plan Administrator: the Strategy and Planning Committee of the Bank.

Plan Year: the period from January 1 through December 31 of any year this Plan is in effect.

Staff Division: a division of the Bank that is not a Line Division.

Strategy and Planning Committee: the officers of the Bank who are appointed as members of the Strategy and Planning Committee of the Bank by the Board of Directors of the Bank.

Target: that amount derived for each Participant by multiplying such Participant’s Annual Base Salary by the  percentage amount of each Participant’s Annual Base Salary to be used with regard to calculating Awards as recommended by the Plan Administrator and approved by the Compensation Committee.

Eligibility

Eligibility to participate in the Plan will be limited to individuals who meet all of the following criteria:

•                  Be a member of the Executive Committee.

•                  Be performing at level “3” (meets expectations) or higher throughout the Plan Year and not have been subject to written warning at any time during the Plan Year.

•                  Not be participating in any other non-equity incentive compensation plan of the Bank.

Plan Funding

•                  Award Targets: Participants are assigned an Award Target as recommended by Human Resources to the Plan Administrator and approved by the Compensation Committee based on market considerations and the job position of the Plan participant.  Award Targets are calculated as a percentage of base salary.

•                  Financial Goals:  For each Plan Year, the Plan Administrator will establish, and the Compensation Committee will approve, the financial goal for Net Operating Income for the Corporation and each Line Division for that Plan Year against which actual performance is to be measured to determine Awards as described herein.

•                  Funding Components:  Funding for the Plan for each Plan Year is based on the following:

Participants	Measures/Weighting	Funding Components
Line Division Participant	50% Corporation Performance 50% Participant’s Area of Responsibility 60% Corporation Performance

Corporation Performance*: Determined based on the Corporation’s performance relative to the financial goal for the Corporation’s Net Operating Income in accordance with the formula established annually by the Plan Administrator.

Staff Division Participant	40% Participant’s Area of Responsibility

Participant’s Area of Responsibility** is determined based on the performance of each Participant’s area of responsibility:

Line*: Funding will be based on performance relative to the financial goal for each Line Division’s Net Operating Income in accordance with the formula established annually by the Plan Administrator.

Staff: Funding will be based on performance relative to achievement of key division and/or individual performance goals established annually by the Plan Administrator.

Strategy & Planning Committee Participants	100% Corporation Performance

*Funding levels with regard to NOI goals for the Corporation and the Line are adjusted both upwards (for performance above goal, up to a maximum level of 150% of target) and downwards (for performance below goal). Less than 85% threshold performance results in zero funding.

** Incentives based on Participant’s Area of Responsibility will not fund regardless of division results if overall Corporation Performance is less than 65% (except at the discretion of the Plan Administrator and the Compensation Committee).

Individual Performance Modifier — All Participants

All Participants

At the discretion of the Plan Administrator, incentives may be adjusted upward or downward by as much as 20% based on qualitative and quantitative assessment of individual performance. Criteria for consideration may include the Executive Committee Performance Standards (Leadership Behaviors, Financial, Credit Risk Review, Compliance and Internal Audit results).

•                  Discretionary Funding:   The Compensation Committee has discretion in determining overall Plan funding.  Without limiting the generality of the foregoing, the Plan Administrator, with the concurrence of the Compensation Committee, has the right to adjust the financial goal and performance results for Net Operating Income of the Corporation by that amount they deem to have resulted from material, unusual, extraordinary, and/or non-recurring events that are not directly the result of the actions by Executive Management.

Award Determination

At the conclusion of each Plan Year, the Plan Administrator, in its sole discretion, will recommend to the Compensation Committee, Awards to Participants.  Consideration will be given to the Participant’s contribution to meeting the overall goals of the Bank, the Participant’s performance of basic job responsibilities and achievement of individual and/or division objectives.

Initially, the Plan Administrator will base its recommendations for Awards with regard to the Plan Year just concluded as follows:

(1)          for each Participant of a Line Division, 50% of the amount of each Participant’s Award will be determined based on the level of achievement of the financial goal for Net Operating Income for the Corporation as applied to that Participant’s Target;

(2)          for each Participant of a Line Division, 50% of his or her Award will be determined based on the level of achievement of the financial goal for Net Operating Income for that Participant’s Line Division as applied to that Participant’s Target;

(3)          for each Participant of a Staff Division, 60% of the amount of each Participant’s Award will be determined based on the level of achievement of the financial goal for Net Operating Income for the Corporation as applied to that Participant’s Target;

(4)          for each Participant of a Staff Division, 40% of his or her Award will be determined based on the level of achievement of the key division and/or individual performance goals established for such Participant by the Plan Administrator, as evaluated by the Plan Administrator and as applied to such Participant’s Target.

Overall Performance Rating:  The Plan Administrator will review the Participant’s overall performance, quality of work performed during the Plan Year and its overall satisfaction with the Participant’s accomplishments.  This qualitative assessment may include such factors as an evaluation of the Participants responses to opportunities presented, judgment exercised, ability and willingness to work as part of a team and the possession of leadership and management skills expected to be found at the executive level of management.  Based upon such qualitative assessment, the Plan Administrator shall assign each Participant a performance level rating between 5 (highest) and 2 (lowest).  The Plan Administrator, in its sole discretion, will then make upward or downward adjustments of up to 20%, or no adjustment, to the recommended Award.

Compensation Committee Review and Approval:

(1)          Recommended Awards will be reviewed by the Compensation Committee, who will, in its sole discretion, approve all Awards.  The Compensation Committee has the unilateral right to modify or cancel any recommended Awards, with no liability to the Bank, at any time prior to its final approval of Awards.  The Compensation Committee reserves the right to modify Awards (up or down) for Participants. A colleague’s actual Award may be more or less than his or her Award Target depending upon the colleague’s individual performance, the Corporation and division performance and such other factors as the Compensation Committee in its sole discretion many deem appropriate.

(2)          Without limiting the generality of the foregoing, to cause the Awards in any Plan Year made to Participants in Line Divisions to be equitable with Awards to Participants in Staff Divisions, as determined by the Plan Administrator and the Compensation Committee, in their sole discretion, the Compensation Committee may modify the recommended Awards.

(3)          Only upon final approval of Awards by the Compensation Committee shall all Awards become fully vested, and payable as provided in “No Right of Employment.”

Timing and Payment of Awards

Awards, if any, will be calculated and paid to Participants no later than March 15 following the close of the Plan Year ended on the preceding December 31.

•                  Awards will be paid annually.

•                  Awards will be reduced by any legally required or voluntary withholding.

•                  In order to receive an Award, a Participant must be employed and actively providing services during the Plan Year and at the time of the payment.

Additional Terms and Conditions

Adoption of the Plan

This Plan is effective as of January 1, 2008. It is effective and continuous until amended, modified, suspended or terminated.

Administration

The Plan will be administered by the Plan Administrator.  The Plan Administrator, with the concurrence of the Compensation Committee, shall have sole discretionary authority to interpret the terms of this Plan, to decide any questions concerning eligibility, and to resolve any disputes that may arise under or concerning the Plan or any Plan benefit.  Any disputes arising under or relating in any way to this Plan shall be first submitted in writing to the Plan Administrator. The decisions of the Plan Administrator (with the approval of the Compensation Committee) shall be final.

No Right of Employment

This Plan shall not constitute a contract of employment between the Bank and any person eligible for participation in the Plan.  Each Participant is an at-will employee.  Nothing contained in this Plan (or any Award made pursuant to this Plan) shall confer upon any eligible Participant any right to continue in the employment of the Bank, or guarantee of payment of future incentives, or shall interfere with, affect or restrict in any way, the rights of the Bank, which are expressly reserved, to discharge any employee Participants, any time for any reason whatsoever, with or without cause.

Partial Period Participation

Transfer or Promotion

If a Participant is transferred or promoted to a position not eligible for an Award prior to the completion of a Plan Year, any Award shall be prorated for the number of days the Participant participated in the Plan during the Plan Year.

Leave of Absence

Unless otherwise required by law, if a Participant requests and is granted a leave of absence for any reason during a Plan Year, the Plan Administrator, in its sole discretion, with the concurrence of the Compensation Committee, may make such Participant an Award, prorated for the number of days during the Plan year that the Participant was not on an approved leave of absence.

New Hires

Participants who were newly hired during the Plan Year may be eligible for an Award and will have their earned incentive amount pro-rated based upon the time worked during the Period.  Participants must meet all eligibility requirements and be employed and actively providing services at the time of the payout.

Termination of Employment

Death of Participant

(1)          Participants are encouraged to file with the Bank a “Designation of Beneficiary or Beneficiaries” on a form provided and maintained by Human Resources.  The designation may be changed or revoked by the Participant at any time, in writing delivered to Human Resources.  If the Participant is married and designates a beneficiary other than a spouse, spousal consent is required.  If no designation is filed with Human Resources, any Award will be paid to the Participant’s estate.

(2)          If a Participant dies prior to the completion of a Plan Year, the Participant’s participation in the Plan shall immediately cease.  The Bank will pay to the designated beneficiary an Award prorated for the number of days the Participant participated in the Plan.

(3)          If a Participant dies after the completion of a Plan Year, but before payment of an Award for which the Participant was eligible, such  shall be paid to the Participant’s beneficiary, or, if no beneficiary has been designated, to the Participant’s estate.

(4)          If the Plan Administrator is in doubt as to who receives an Award, the Bank may retain the Award, without liability for interest thereon, until the Plan Administrator determines the rights thereto, or until the

Bank pays such Award into a court of appropriate jurisdiction, which payment shall be a complete discharge of the liability of the Bank therefore.

(5)          If a Participant dies having failed to designate a Beneficiary, or if no designated Beneficiary survives the Participant as of the date of payment of an Award, the Award shall be paid to the Participant’s estate.

Total and Permanent Disability of Participant

If, prior to completion of a Plan Year, a Participant becomes totally and permanently disabled, as defined in the City National Bank Long Term Disability Plan, such Participant’s participation in the Plan shall immediately cease and any Award shall be prorated for the number of days the Participant participated in the Plan during the Plan Year.

Involuntary Termination Due to Job Elimination or Staff Reduction.

If a Participant is involuntarily terminated because of job elimination or staff reduction during the course of a Plan Year, the Plan Administrator, in its sole discretion, with the concurrence of the Compensation Committee, may elect to prorate any Award for the number of days the Participant participated in the Plan during the Plan Year.

Other Involuntary Termination of Employment.

If the employment of a Participant is involuntarily terminated for any reason other than those described above the Participant shall forfeit all rights to any Award.

Voluntary Termination of Employment.

If a Participant voluntarily terminates employment, such Participant shall forfeit all rights to any Award.  However, the Plan Administrator, in its sole discretion, with the concurrence of the Compensation Committee, may elect to grant all or any portion of such Award to the terminating Participant.

Amendment, Modification, Suspension, Reinstatement, Termination of Plan

The Plan may be amended, modified, suspended, reinstated, or terminated by the Compensation Committee in its sole discretion without prior notice to the Participant.

Miscellaneous

No Award shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit Plan or other arrangement of the Bank, unless the Plan Administrator, in its sole discretion, shall determine otherwise.

The Human Resources Department shall make available copies of the Plan and all amendments and any administrative rules or procedures to all Participants at reasonable times upon request.

The Plan and the payment of Awards shall be subject to all applicable federal and state laws, rules, and regulations, including the withholding of any federal, state, local or foreign taxes and to such approvals by any government or regulatory agency as may be required.  The terms of the Plan shall be binding upon the Bank and its successors and assigns.